UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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OMNOVA SOLUTIONS INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to the Proxy Statement Dated February 5, 2016 for the
OMNOVA Solutions Inc. Annual Meeting of Stockholders
to be held on March 17, 2016
Dear Shareholder,
In the OMNOVA Solutions Inc. (“OMNOVA”) proxy statement dated February 5, 2016, the Board proposed an amendment that would grant limited authority for the Board to make amendments to OMNOVA’s Amended and Restated Code of Regulations (“Code”) to the extent permitted by Ohio law. The proposed amendment would grant the Board the flexibility to make ministerial, administrative, and procedural changes to increase the Code’s responsiveness to emerging best practices, and to ensure the Code could be quickly brought into compliance with changes in laws.
On February 28, Institutional Shareholder Services ("ISS") published a recommendation against the proposal, suggesting that director-initiated changes to the Code could require an 80 percent shareholder vote to repeal. This concern is not supported under Ohio law. Ohio law, unlike Delaware law, prohibits Board amendments except to the extent of the authority expressly granted to the Board in the Company’s articles of incorporation or the Code itself. Proposal 5 grants the Board its amendment authority in a limited fashion, expressly excluding from the Board’s authority the power to amend regulations subject to 80 percent shareholder vote. After engagement with ISS, we believe they are (incorrectly) reading the second sentence of the regulation, in particular the phrase “by the shareholders”, as a restriction on, and not as a description of, shareholder authority.
To clear any confusion, however, if Proposal 5 is approved by the shareholders at OMNOVA's 2016 annual meeting, Regulation 35 of the Code will be amended as presented below (marked to show the additions to and deletions from Regulation 35 as it was proposed in the 2016 proxy statement):
“35.    Amendments. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be (a) amended in any respect or repealed at any time at any meeting of shareholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting or (b) amended by the Board of Directors (to the extent permitted by Ohio law). Notwithstanding the foregoing sentence, or anything to the contrary contained in the Articles of Incorporation or this Code of Regulations, Regulations 1, 3(a), 8, 10, 11, 12, 13, 30 and 35 may only~~not~~ be amended or repealed with~~by the shareholders~~, and no provision inconsistent therewith may be adopted without~~by the shareholders~~, ~~without~~ the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class. Notwithstanding the foregoing provisions of this Regulation 35, no amendment to Regulations 30, 31 or 32 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.”
Proposal 5, as amended by this supplement, will be presented for shareholder approval at OMNOVA's 2016 annual meeting. Proxy votes that were submitted "FOR" Proposal 5 prior to the filing of this supplement will continue to be counted "FOR" Proposal 5 as amended by this supplement. If any shareholder would like to change a previously-submitted proxy vote on this or any matter, the shareholder may revoke his or her proxy any time before 11:59 p.m. on March 16, 2016 by submitting a later-dated proxy card by mail, by revising his or her proxy vote over the Internet (www.proxyvote.com) or by telephone (1-800-690-6903), or by attending OMNOVA's 2016 annual meeting and voting in person.